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                                                                  EXHIBIT 10(JJ)





                                 March 15, 2001




Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President & Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631


Re: Line of Credit (Account #120435-524769); Term Loan (Account #120435-087445 and #120435-087452); Loan Agreement dated January 7,
         1993, as amended April 5, 1994, February 17, 1995, March 15, 1995,
         March 28, 1996, August 28, 1997, January 1, 2000, December 29, 2000,
         and January 31, 2001 (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtednesses ("Indebtednesses") referenced above of Martin Industries to the Bank. You have advised the Bank that you are actively engaged in pursuing discussions with other lenders to refinance and pay in full the Indebtednesses. You have asked that in order to facilitate this effort, the Bank extend the Line of Credit Termination Date. In response to that request, the Bank hereby further amends the definition of "Line of Credit Termination Date" in Section 1.02 of the Loan Agreement, as heretofore amended, to substitute "May 15, 2001" in lieu of "March 31, 2001."

You have also asked that the Bank extend the due date of the semi-annual principal payment under the Term Loan from March 15, 2001, to May 15, 2001. In response to your request, the Bank hereby extends the date on which payment of the semi-annual installment of principal in the amount of $596,700 is due under the Term Note from March 15, 2001, to May 15, 2001.

To evidence the acceptance of these extensions on the terms and conditions stated herein, please sign and return to me the enclosed copy of this letter. By so signing the enclosed copy of this letter, Martin Industries acknowledges and agrees to the following terms and conditions of such extension:

21. The letter agreement shall not be deemed to be an accord and satisfaction of the Indebtednesses or any other obligation owed to the Bank.

22. All collateral that now secures all or any of the Indebtednesses shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtednesses. All of the collateral, rights, security, and guarantees that the Bank now has to secure any of the Indebtednesses due from Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

23.               (a)      The Bank waives until May 15, 2001, any default or
                           Event of Default arising out of (i) the Borrower's failure to comply with the provisions of the Loan
                           Agreement as set forth on Schedule A, and (ii) the Borrower's failure to pay on March 15, 2001, the semi-annual installment of principal due under the Term Loan. Except as provided in the preceding sentence, the Bank reserves all of its rights and remedies


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                           under the Loan Agreement, the Security Documents, any
                           other Loan Documents, and/or applicable law, in respect of any Event(s) of Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the waiver provided in the first sentence of this paragraph. Except as provided in the first sentence of this paragraph, the Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

                  (b) The Bank acknowledges that the Borrower is pursuing a refinancing of the Indebtednesses with Foothill Capital Corporation ("Foothill"). The Bank further acknowledges that, in connection with the proposed refinancing, Foothill may file certain UCC Financing Statements with the appropriate authorities in the states of Alabama and Delaware prior to the completion of the proposed refinancing and hereby consents to those actions by Foothill.

24. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter, which relate or pertain in any way to the Indebtednesses and/or collection of them.

25. The Indebtednesses are owed by Martin Industries to the Bank for the amounts (exclusive of outstanding letters of credit, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect to any of them:

                                                                   Payoff as of
          General Description          Obligation No.                 03/15/01
         ---------------------         --------------              --------------
         Term Loan #1                      #087445                 $ 1,199,577.48
         Term Loan #2                      #087452                 $ 1,200,048.07
         Term Loan #3                      #524769                 $ 8,827,738.37


26. Martin Industries agrees to pay the Indebtednesses strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

27. Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee & Rowe, P.A., on or before May 15, 2001, all of its attorney's fees incurred in connection with this extension and/or the collection of the Indebtednesses.

28. Martin Industries agrees to pay to the Bank on the date hereof a fee in the amount of Six-thousand and no/100 Dollars ($6,000.00) in connection with this extension and waiver.

                                    Very truly yours,

                                    /s/ Darlene Chandler
                                    -------------------------------------
                                    Darlene Chandler
                                    Vice President

cc:  Mr. John L. Duncan
     Denson N. Franklin III, Esq.
     S. Dagnal Rowe, Esq.

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ACCEPTED AND AGREED TO BY:

         MARTIN INDUSTRIES, INC.


By: /s/ James W. Truitt
   ----------------------------------------
               James W. Truitt
    Its Vice President of Administration
   and Finance and Chief Financial Officer

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                                                                      SCHEDULE A


                          PROVISIONS OF LOAN AGREEMENT


Section           Covenant
- --------          ---------------------------
ss. 8.09          Debt Service Coverage Ratio

ss. 8.11          Working Capital

ss. 8.13          Net Worth

ss. 7.04(b)       Furnish monthly financial statements(3)

ss. 7.08 Notice of Default (i.e., Borrower's failure to give notice of any of the foregoing defaults)

- ------------

         (3) Borrower has not yet closed its books for the month of November, 2000, and has not yet furnished financials for that month. Borrower intends to close its November and December books at the same time.